Exhibit (p)(2)

CODE OF ETHICS
OF THE INDEPENDENT Directors
OF Sequoia Fund, Inc.

Effective September 12, 2016

OVERVIEW

The Board of Directors (the “Board”) of Sequoia Fund, Inc. (the “Fund”) has adopted this code of ethics (the “Code”) applicable to Directors who are not “interested persons” of the Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940 (the “1940 Act”) (the “Independent Directors” or “Subject Persons”).

This Code is separate and distinct from other codes of ethics that the Board of the Fund has approved applicable to Ruane, Cunniff & Goldfarb Inc. (the “Adviser”), the Fund’s investment adviser, Ruane, Cunniff & Goldfarb LLC (the “Distributor”), the Fund’s distributor, and their officers, directors, and employees.

This Code is administered by the Chief Compliance Officer of the Fund (the “CCO”).

SECTION I. SCOPE AND GENERAL PURPOSE

A.       Personal Investment Activities. It is unlawful for a Subject Person in connection with his or her purchase or sale (directly or indirectly) of a Security Held or to be Acquired by the Fund (as defined in Appendix B hereto), to:

•	employ any device, scheme or artifice to defraud the Fund;

•	to make any untrue statement of material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	to engage in any manipulative practice with respect to the Fund.

B.       Insider Trading. It is unlawful for a Subject Person to use material, non-public information in violation of the federal securities laws (“insider trading”). The Fund’s policy on insider trading applicable to a Subject Person is set forth on Appendix A hereto.

If a Subject Person becomes aware of any potential violation of this Code, he or she shall report such matter to the CCO as soon as reasonably practicable.

SECTION II. PERSONAL TRADING REPORTING OBLIGATIONS

Except as provided below, a Subject Person is ordinarily not required to report his or her personal securities transactions to the Fund or its representatives under this Code. A Subject Person is, however, required to deliver to the CCO a transaction report containing the information set forth in Appendix B if the Subject Person knew or, in the ordinary course of fulfilling his or her official duties as an Independent Director, should have known, that during the fifteen-day period immediately before or after a transaction by such Subject Person in a Covered Security (as defined in Appendix B, and including securities both directly and indirectly beneficially owned by such Subject Person), the Fund purchased or sold such Covered Security, or the Fund or the Adviser considered purchasing or selling such Covered Security.

SECTION III. ADMINISTRATION AND ENFORCEMENT

A.       Review of Reports

The CCO and the Audit Committee of the Fund shall review any reports delivered by a Subject Person pursuant to this Code at the next regularly scheduled meeting of the Committee or sooner if deemed necessary by the CCO and the Chair of the Committee. Any such review shall give special attention to evidence, if any, of violations or potential violations of the antifraud provisions of the federal securities law or the procedural requirements or ethical standards of this Code.

B.       Investigations of Potential Violations

The Audit Committee of the Fund with the assistance of the CCO, shall investigate any potential violation of the provisions of this Code. After completion of such investigation, the Committee shall determine whether a violation has occurred and, if so, make a recommendation to the Board of the Fund as to any action to be taken in response thereto. Any member of the Committee who is alleged to have been involved in a violation shall be excluded from any vote as to whether a violation has occurred or with respect to any action to be taken.

C.       Recordkeeping

The Fund must maintain the following records and make these records available to the Securities and Exchange Commission at any time and from time to time for reasonable periodic, special or other examination:

•	A copy of this Code as currently in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place.

•	A record of any violation of this Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

•	A copy of each report made by a Subject Person under the Code and each report required under Section III.E below must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

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•	A record of all Subject Persons, currently or within the past five years, who are subject to the Code, and of individual(s) responsible for reviewing reports made under the Code, must be maintained in an easily accessible place.

D.       Amendments

Any amendment to this Code must be approved by a majority of the Directors of the Board of the Fund including a majority of the Independent Directors.

E.       Annual Report

On at least an annual basis, (i) the CCO, in consultation with the Audit Committee of the Fund shall provide the Board of the Fund with a written report that describes issues that arose under this Code since the prior such report, including information relating to material violations of this Code and any actions taken, procedures adopted or sanctions imposed as a result of such violations, and (ii) the CCO shall provide the Board of the Fund with a certification that the Fund has adopted procedures reasonably necessary to prevent the Subject Persons from violating the Code.

F.       Certification

Each Subject Person must sign a certification (substantially in the form of Appendix C hereto) promptly after i) the effective date of this Code or ii) becoming a Subject Person, which certification acknowledges that the Subject Person: (i) has received a copy of this Code and any amendments hereto, (ii) has read and understands all the provisions of this Code, and (iii) agrees to comply with the provisions of this Code.

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APPENDIX A

Insider Trading Policy

While the law concerning insider trading is not static or clearly defined, the federal securities laws are generally understood to prohibit:

1.	Trading by an insider, while in possession of material, non-public information;

2.	Trading by a non-insider, while in possession of material, non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

3.	An insider communicating material, non-public information to others;

4.	A non-insider communicating material, non-public information to others where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

5.	Trading while in possession of material, non-public information regarding a tender offer.

It is the Fund’s policy that:

1.	No Subject Person may trade in any security (including any equity or fixed income instruments), either personally or on behalf of others, while in possession of material, non-public information relating to the issuer of that security;

2.	No Subject Person may communicate material, non-public information to any other person;

3.	No Subject Person in possession of material, non-public information may recommend trading a security in an issuer to which the information relates, or otherwise recommend the purchase or sale of any such security; and

4.	No Subject Person shall trade in violation of federal securities laws in a security subject to a tender offer while in possession of material, non-public information relating to the tender offer or the issuer of the security.

Any questions regarding the Fund’s insider trading policy should be addressed to the CCO of the Fund.

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appendix b

Transaction Report

1.	Content of Transactions Report

A.	For Transactions in Covered Securities

•	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the Covered Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date that the Subject Person submits the report.

B.	For Newly Established Accounts Holding any Securities

•	The name of the broker, dealer or bank with whom the Subject Person established the account;

•	The date the account was established; and

•	The date that the Subject Person submits the report.

2.	Timing of Transaction Report

•	No later than thirty (30) days after the end of a calendar quarter in which the reportable transaction occurred.

3.	Definition of “Covered Security” and “Security Held or to be Acquired by the Fund”

A.	“Covered Security” means the instruments commonly known as securities (as defined in Section 2(a)(36) of the 1940 Act) and includes any derivative of a security, commodities, options or forward contracts, but does not include shares of open-end investment companies registered under the 1940 Act (other than shares of exchange-traded funds and shares of mutual funds for which the Adviser acts as an investment adviser or the Distributor acts as principal underwriter), direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short term debt instruments, including repurchase agreements.

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B.	“Security Held or to be Acquired by the Fund” means:

•	Any Covered Security which, within the most recent 15 days:

o	Is or has been held by the Fund; or

o	Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

•	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above.

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appendix C

Certificate of Acknowledgement

1.	I hereby acknowledge receipt of the Code of Ethics of the Independent Directors of Sequoia Fund, Inc. as effective [ ], 2016 (the “Code”).

2.	I hereby certify that I have read, understand and am in full compliance with the Code and that I agree to abide by its requirements and procedures.

3.	I hereby acknowledge that failure to comply fully with the Code may subject me to disciplinary action.

4.	I hereby acknowledge that I have been informed of my reporting obligations pursuant to the Code.

Signature	Date

Printed Name

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